Exhibit 10.1

TRANSITION TO SELF-MANAGEMENT AGREEMENT

This TRANSITION TO SELF-MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of April 27, 2012 by and among CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Company”), CBRE Operating Partnership, L.P., a Delaware limited partnership (the “OP”), CBRE Global Investors, LLC, a Delaware limited liability company (the “Sponsor”) and CBRE Advisors LLC, a Delaware limited liability company (“CBRE”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Company’s Declaration of Trust.

RECITALS

WHEREAS, the Company, the OP and CBRE are party to that certain Third Amended and Restated Advisory Agreement, dated as of December 21, 2010, which was renewed effective May 1, 2011 for a term of one year (the “Advisory Agreement”) pursuant to which the day-to-day business and affairs of the Company are managed by CBRE.

WHEREAS, the Company is contemplating the creation of an internal management structure, in connection with which the parties hereto desire that they or, as applicable, their Affiliates, enter into (i) a Fourth Amended and Restated Advisory Agreement, effective as of May 1, 2012 (the “New Advisory Agreement”) pursuant to which CBRE would continue to serve as the advisor to the Company for a term of two to ten months, (ii) a Transitional Services Agreement dated as of the termination of the New Advisory Agreement and running through April 30, 2013 (the “Transitional Services Agreement”) pursuant to which CBRE would provide consulting services to the Company at the direction of the Company’s officers and other personnel, and (iii) a Third Amended and Restated Limited Partnership Agreement of CBRE Operating Partnership, L.P., dated as of the date hereof (the “OP Agreement Amendment”) pursuant to which the terms of the Class B Interests (as defined in the OP Agreement Amendment”) would be modified (all of the foregoing agreements, together with this Agreement, the “Self-Management Agreements”).

AGREEMENT

In consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	New Advisory Agreement. Effective as of May 1, 2012, the Company, the OP and CBRE shall enter into the New Advisory Agreement in the form attached hereto as Exhibit A.

2.

Transitional Services Agreement. As of the termination of the New Advisory Agreement, the Company, the OP and CBRE shall enter into the Transitional Services Agreement in the form attached hereto Exhibit B. Prior to the termination of the Transitional Services Agreement, the parties hereto shall negotiate in good faith with respect to the provision of services that the Company may desire following the termination of the Transitional Services Agreement.

3.

Employee Transition. The Sponsor and CBRE will facilitate and support the Company’s efforts to hire the 14 employees of CBRE and its Affiliates who, as of the date hereof, work at CBRE’s Princeton, New Jersey offices (the “Targeted Personnel”), with the Company thereupon assuming all obligations and liabilities for such personnel arising on or after the hire date and those obligations for such personnel arising before the hire date that are set forth on Schedule 3.1 hereof. The Company further assumes any and all severance obligations for any Targeted Personnel who are not offered a reasonably comparable position (including without limitation with respect to salary, bonus and benefits and the overall compensation package) with the Company prior to the termination of the New Advisory Agreement. CBRE and its Affiliates hereby release the Company, together with its officers, directors and agents and the Targeted Personnel from all claims arising from the Company’s efforts to hire the Targeted Personnel. If the Company’s employment of (i) any Targeted Personnel or (ii) any other employees or consultants whose solicitation is not prohibited pursuant to Section 5 hereof (personnel referred to in (i) and (ii) hereof, the “Hired Personnel”) is adversely affected by any restrictive provision in any agreement benefiting CBREI or any of its Affiliates, then CBREI, on behalf of itself or any such Affiliates, hereby release such Hired Personnel from such restrictive provisions to the extent they are acting on behalf of the Company (provided, however, that this release of restrictive provisions is not intended to accelerate the vesting of any employee compensation awards that would not otherwise vest in accordance with their terms or to affect their confidentiality obligations with respect to information unrelated to the Company).

The Company shall use its commercially reasonable efforts to become self-managed as soon as practicable but in no event later than the earlier of (i) the termination of the New Advisory Agreement or (ii) February 28, 2013. The Company shall also use its commercially reasonable efforts to hire all of the Targeted Personnel by June 30, 2012.

4.

Employee Bonuses. Within 30 days from the date hereof, CBRE or the Sponsor will pay the Targeted Personnel any as-yet unpaid discretionary bonuses with respect to the 2011 calendar year in the amounts previously communicated with such personnel; provided that, except as set forth below, with respect to each such Targeted Personnel, the employee shall have executed a customary release (in the form stipulated by CBRE) of all claims against CBRE and its Affiliates (including, without limitation, with respect to any claims associated with any interest in CBRE); provided, however, that such release shall expressly exclude and not release any written contractual ownership or other equity or profit interests that any of the Targeted Personnel have in or with respect to CBRE REIT Holdings LLC (“Holdings”). The Company acknowledges that CBRE is under no obligation to make bonus payments to the Targeted Personnel for the 2012 calendar year or beyond.

5.

Non-Solicitation. Other than the Targeted Personnel and those personnel previously disclosed in writing by the Company to the Sponsor, the Company agrees not to solicit or hire directly or indirectly any current or future employees or consultants (or persons who were employees or consultants at any time since January 1, 2011) of CBRE or the Sponsor or any of their Affiliates for employment or in any consulting or similar capacity for 18 months after the date hereof; provided, that nothing in this section shall prevent (i) a general solicitation which is not directed specifically to any restricted employee or consultant, or (ii) the retention of any consulting or professional services firm.

6.

Bill of Sale and Assignment. On or after the date of the termination of the New Advisory Agreement, but no later than February 28, 2013, at the request of the Company, CBRE shall execute and deliver to OP a Bill of Sale and Assignment in the form attached hereto as Exhibit C.

7.

Class B Interests. Concurrent with the execution of this Agreement, (i) the Sponsor and CBRE shall cause Holdings, which is the sole owner of the Class B Interests, to enter into the OP Agreement Amendment in the form attached hereto as Exhibit D, and (ii) the Company shall enter into the OP Agreement Amendment. At the time the Company performs its initial net asset valuation, and annually thereafter, for so long as Holdings owns any Class B Interests, the Company agrees to provide to Holdings the annual net asset valuation and the underlying property level Argus reports. Before June 30, 2012, the Company will provide such information as CBRE shall reasonably request so that CBRE may update the Argus reports currently in its possession. After the provision of the annual net asset valuation referenced above, the Company will provide such information as CBRE shall reasonably request (not more often than quarterly) so that CBRE may update its Argus reports. CBRE shall be entitled to retain the current Argus reports and the updated reports for so long as Holdings owns any Class B Interests. The Company’s obligation to provide such information and CBRE’s right to retain such reports is subject to Holdings and CBRE entering into a Confidentially and Standstill Agreement in a form acceptable to the Company.

8.

Transactional Services. For a period of five years from the termination of the Advisory Agreement, if the Company attempts to effect a Transaction (as defined below), the Company shall engage the Sponsor or a designated Affiliate thereof (the “Sponsor Financial Advisor”) to provide financial advice and assistance in connection therewith; provided, however, that the Company’s obligation to retain the Sponsor Financial Advisor shall be conditioned on the Sponsor Financial Advisor representing to the Company at the time that the Sponsor Financial Advisor continues to have the sufficient expertise and resources to provide such financial advice or assistance. A “Transaction” shall mean (a) any merger, consolidation or other business combination pursuant to which all or substantially all of the business or assets of the Company is combined with that of a potential purchaser or (b) the sale, transfer, exchange or other disposition of 10% or more of the business, assets or voting securities of the Company, whether by way of asset sale, merger or consolidation, negotiated securities purchase or otherwise (but excluding the sale of any securities of the Company pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended), and including any series of related transactions that in the aggregate meet such 10% threshold; provided, in each case, that the Sponsor or an Affiliate thereof is not the buyer or advising the buyer with respect to such transaction. The Company agrees to pay the Sponsor Financial Advisor on the closing of such Transaction a cash fee in connection with such engagement equal to 0.25% of the Consideration. For purposes hereof, “Consideration” shall mean (x) the total value of all cash, securities and other property paid or payable, directly or indirectly, for the business, assets or voting securities of the Company or any subsidiary thereof in connection with a Transaction plus (y) the aggregate principal amount of all long-term indebtedness of the Company or any subsidiary thereof for borrowed money outstanding immediately prior to consummation of a Transaction, directly or indirectly, assumed, refinanced, or extinguished in connection with such Transaction, and shall be adjusted dollar-for-dollar to give effect to any post-closing purchase price adjustments to the extent that such purchase price adjustments are agreed to and set forth in the definitive agreement that governs the terms of the Transaction. With respect to any Transaction that closes within 12 months after the end of the five-year period, but for which the Sponsor Financial Advisor provided substantial services hereunder prior to the expiration of such five-year period, the cash fee to be paid pursuant to this section shall remain due and payable upon the ultimate closing of the Transaction. The Company shall reimburse the Sponsor Financial Advisor’s reasonable and documented direct out-of-pocket expenses, incurred by the Sponsor Financial Advisor in connection with the foregoing engagement, irrespective of whether the proposed Transaction closes.

9.

Lease. The Company understands that the current lease for the office space in Princeton, New Jersey that is currently utilized by the Targeted Personnel may not be assigned or subleased without landlord consent. The Company agrees to take all commercially reasonable actions that are necessary to secure on or before the Company’s hiring of a majority of the Targeted Personnel a novation of the lease (or enter into a new lease with the landlord) such that the Sponsor and its Affiliates have no further obligation or liabilities to the landlord in connection therewith including, without limitation, assumption fees and landlord expenses in connection with such novation for which Advisor is liable; provided, however, that if the Company is unable to secure a novation of the current lease (or enter into a commercially reasonable new lease with the Landlord), the Company shall indemnify and hold harmless the Sponsor from and against all obligations under the current lease arising on or after the date of the Company’s hiring of a majority of the Targeted Personnel. The Sponsor agrees to reasonably cooperate with the Company in connection with the foregoing efforts, including allowing the Targeted Personnel to continue to use the premises to the extent permitted by the landlord; provided that the Sponsor shall not be required to incur any third-party expense unless the Company agrees to pay such expenses.

10.	Board of Trustees Matters.

(a)

The Company hereby represents that the amounts payable under the Self-Management Agreements) to CBRE, the Sponsor and their Affiliates are not projected to cause Total Operating Expenses to exceed the 2%/25% Guidelines. In the unlikely event of an Excess Amount prior to the termination of the New Advisory Agreement, the Independent Trustees shall find such Excess Amount justified based on such unusual and non-recurring factors as they deem sufficient, including but not limited to the Company’s transition to self-management.

(b)

The Company hereby represents that a majority of the Trustees of the Company (including a majority of the Independent Trustees) have approved each of this Agreement and the Transitional Services Agreement as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

11.

Indemnification. The Company agrees that any proposal (recommended by the Board of Trustees for approval by the Shareholders) to amend its Declaration of Trust to expand upon the indemnification that it may provide to its Trustees, including its Independent Trustees, shall also include language in the same proposal that would expand upon the indemnification that it may provide to the Sponsor, CBRE, and their Affiliates and each of their directors, officers, partners, managers, members, trustees, agents, advisors and employees (as used in this Section 11, the “Indemnitees”) (but not including the Independent Trustees of the Company) such that the indemnification made available to the Indemnitees shall be no less than the indemnification made available to any Independent Trustee under the Declaration of Trust.

12.	Miscellaneous.

(a)

Entire Agreement. The Self-Management Agreements supersede all prior agreements and understanding (oral or written) between the parties with respect to the subject matter thereof and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter thereof.

(b)	Governing Law. This Agreement will be governed by the laws of the State of New York.

(c)

Construction. The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d)

Severability. If any provision of the Self-Management Agreements is held to be unenforceable, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or disregarding it (if not). If an unenforceable provision is modified or disregarded in accordance herewith, the rest of the applicable agreement is to remain in effect as written, and the unenforceable provision is to remain as written in any circumstances other than those in which the provision is held to be unenforceable.

(e)

Assignment. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party, except that the Company may assign its rights to OP.

(f)

Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile which shall be deemed originals.

*****

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

CB RICHARD ELLIS REALTY TRUST

By:	/s/ Charles E. Black
	Name:	Charles E. Black
	Title:	Chairman of the Special Committee of the Board of Directors

CBRE OPERATING PARTNERSHIP, L.P.

By:	/s/ Jack A. Cuneo
	Name:	Jack A. Cuneo
	Title:	President and Chief Executive Officer

CBRE ADVISORS LLC

By:	CBRE GLOBAL INVESTORS, LLC, its sole managing member

By:	/s/ Matt Khourie
	Name:	Matt Khourie
	Title:	Global President

CBRE GLOBAL INVESTORS, LLC

By:	/s/ Matt Khourie
	Name:	Matt Khourie
	Title:	Global President

4